Exhibit 99.7
Questions and Answers
If holders of shares and American Depositary Shares of Schering AG have further questions about this offer, they can call the information hotline established for this offer at
•	00-800-7710-9971 (toll-free in Germany),

•	00-800-4664-7000 (toll-free in the EU),

•	1-877-717-3925 (toll-free in the U.S. and Canada) or

•	+1-412-232-3651 (toll-number from all other countries).
What exactly is the offer by Merck KGaA to the shareholders of Schering AG?
Merck KGaA will offer €77 in cash for each share or American Depository Share (ADS) of Schering AG respectively in order to combine the two companies and create a world-class pharmaceuticals and chemicals company with combined pro-forma annual revenues of €11,2 bn.
This represents a significant premium of 35% over the average share price over the last three months and of 24% over the last unaffected share price.
The binding details of the offer will be published in the Offer Document.
When will the Offer Document be published?
The Offer Document is expected to be published early April.
How can I obtain the Offer Document?
Upon publication, the German and the English version of the Offer Document will be available on this website for download.
What do I have to do if I want to accept the offer?
You will have to inform your bank or your security broker accordingly. Information about the exact procedures for accepting this offer will be published in the Offer Document.

When can I tender my shares/accept the offer?
The acceptance period is expected to start in early April and is expected to last for approximately 5 weeks. If, at the expiration of the acceptance period, all conditions to this offer, excluding antitrust approvals, are either satisfied or have been waived by us, there will be a subsequent acceptance period of two weeks from the date of publication of the results from the offer period. After this subsequent acceptance period has ended shares can no longer be tendered within this offer.
Is there any cost for me involved for accepting the takeover offer?
Information about the exact procedures and costs if any for accepting this offer will be published in the Offer Document.
Can I also accept the offer after the acceptance period has expired?
The acceptance period is expected to start in early April and is expected to last for approximately 5 weeks.
If, at the expiration of the acceptance period, all conditions to this offer, excluding antitrust approvals, are either satisfied or have been waived by us, there will be a subsequent acceptance period of two weeks from the date of publication of the results from the offer period. After this subsequent acceptance period has ended shares can no longer be tendered within this offer.
Is the takeover offer subject to certain conditions?
The offer is conditional on a minimum acceptance level of 51% and certain regulatory approvals like antitrust clearance. Other customary conditions are considered and will be disclosed in the Offer Document.
Will the required approvals be procured prior to the end of the acceptance period?
We expect to obtain all required approvals within the offer period.
When will I receive payment for my shares if I accept the offer?
You will receive payment after the end of the offer period. If you have tendered your shares in the subsequent offer period you will receive payment after the end of the subsequent offer period. Further details will be published in the Offer Document.

What consequences will I face if I reject the takeover offer?
Then you remain a shareholder of Schering AG. Schering AG shares will continue to be traded on the stock exchange. However, trading liquidity will decline significantly following a successful offer.
Further details will be published in the Offer Document.
Can I continue to trade Schering AG shares/ADSs on the stock exchange if I do not accept the offer?
Schering AG shares will continue to be traded on the stock exchange. However, trading liquidity will decline significantly following a successful offer.
Further details will be published in the Offer Document.
Important Information
This is neither an offer to purchase nor a solicitation of an offer to sell shares or american depositary shares of Schering Aktiengesellschaft. The terms and conditions of the offer will be published in the offer document only after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) has been obtained. At the time of publication of the offer document and commencement of the tender offer, Merck Vierte Allgemeine Beteiligungsgesellschaft mbH will file a tender offer statement with the SEC with respect to the takeover offer. Investors and holders of shares or american depositary shares of Schering Aktiengesellschaft are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Merck Vierte Allgemeine Beteiligungsgesellschaft mbH with the SEC when they become available because they will contain important information. Investors and holders of shares or american depositary shares of Schering Aktiengesellschaft will be able to receive these documents, when they become available, free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.merck.de.
This is not an offer of Merck KGaA’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer and management as well as financial statements.

Note regarding forward-looking statements
The information in this document may contain “forward-looking statements.” Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Schering Aktiengesellschaft and of Merck KGaA resulting from and following the proposed transaction. These statements are based on the current expectations of management of Merck KGaA, Merck Vierte Allgemeine Beteiligungsgesellschaft mbH and E. Merck OHG, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck KGaA, Merck Vierte Allgemeine Beteiligungsgesellschaft mbH and E. Merck OHG do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.